EX-99.2G
INVESTMENT ADVISORY AGREEMENT

This INVESTMENT ADVISORY AGREEMENT (“Agreement”) is made this 19th day of March, 2010, by and between Cadogan Opportunistic Alternatives Fund, LLC (f/k/a Cadogan Alternative Strategies II, LLC), a Delaware limited liability company (the “Company”), and Cadogan Management, LLC, a Delaware limited liability company (the “Adviser”).

W I T N E S S E T H:

WHEREAS, the Company entered into an investment advisory agreement with the Adviser on August 16, 2006 (the “Original Agreement”), which agreement was continued from time to time in accordance with the requirements of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder (the “Investment Company Act”), and in accordance with the terms of certain “no-action” relief obtained from the U.S. Securities and Exchange Commission on January 27, 2009;

WHEREAS, the Original Agreement automatically terminated on May 15, 2009 as a result of the acquisition by BNP Paribas of a majority stake in Fortis Bank SA/NV, which at that time was the ultimate parent company of Fortis Investment Management, USA, Inc. (“FIMUSA”), which in turn held a 75% stake in the Adviser;

WHEREAS, concurrent with such termination, the Company entered into an “interim advisory agreement” with the Adviser dated as of May 15, 2009 (the “First Interim Agreement”) pursuant to Rule 15a-4 under the Investment Company Act in the manner and on the terms and conditions set forth therein;

WHEREAS, the First Interim Agreement terminated upon the approval of a new investment advisory agreement (the “Previous Agreement”) by a majority of the Company’s outstanding voting securities (as defined in the Investment Company Act) at a meeting of the Company’s shareholders duly held on October 7, 2009;

WHEREAS, the Previous Agreement automatically terminated on October 28, 2009 as a result of a transaction whereby certain senior executives of the Adviser purchased from FIMUSA 100% of the Adviser’s outstanding equity (the “Management Buy-Out”);

WHEREAS, concurrent with such termination, the Company entered into a second “interim advisory agreement” with the Adviser dated as of October 28, 2009 (the “Second Interim Agreement”) pursuant to Rule 15a-4 under the Investment Company Act in the manner and on the terms and conditions set forth therein;

WHEREAS, unless otherwise terminated as provided therein, the Second Interim Agreement will terminate on March 27, 2010, which date is one hundred and fifty (150) days from the inception of the Second Interim Agreement and the closing of the Management Buy-Out;

WHEREAS, the Company desires to enter into this Agreement with the Adviser to permit the Adviser to continue to provide advisory services to the Company without interruption; and

WHEREAS, on the date hereof and in accordance with Section 15(a) of the Investment Company Act, a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Company approved this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Company and the Adviser agree as follows:

 1.           Appointment of Adviser. The Company hereby retains the Adviser to serve as its investment adviser and, subject to the supervision and control of the Board of Directors of the Company (the “Directors” and any one of them, a “Director”), to manage the investment program of the Company as hereinafter set forth.

 2.           Duties of Adviser.  Without limiting the generality of Section 1 hereof, the Adviser shall obtain and evaluate such information and advice relating to the economy, securities markets, and securities as it deems necessary or useful to discharge its duties hereunder, including: (a) to invest and reinvest the assets of the Company in any one or more portfolio funds (each a “Portfolio Fund”) in a manner consistent with the Company’s investment objective, as set forth in the Registration Statement of the Company and as may be adopted from time to time by the Directors and applicable laws and regulations; (b) to withdraw capital of the Company from Portfolio Funds; and (c) to take such further action as the Adviser shall deem necessary or appropriate for the management of the Company.  The Adviser shall furnish the Company with such information, evaluations, analyses and opinions formulated or obtained by the Adviser in the discharge of its duties as the Company may, from time to time, reasonably request.

Without limiting the generality of the above paragraph of this Section 2, the Adviser shall be authorized to take the following actions in performing its obligations under this Agreement: (a) open, maintain and close accounts in the name and on behalf of the Company with brokers and dealers as it determines to be appropriate; (b) select and place orders with brokers, dealers or other financial intermediaries for the execution, clearance or settlement of any transactions on behalf of the Company on such terms as the Adviser considers appropriate and which are consistent with the policies of the Company; and (c) subject to any policies adopted by the Directors and provisions of applicable law, agree to such commissions, fees and other charges on behalf of the Company as the Adviser deems reasonable in the circumstances, taking into account all such factors it considers to be relevant (including the quality of research and other services made available to it even if such services are not for the exclusive benefit of the Company and the cost of such services does not represent the lowest cost available).  The Adviser shall be under no obligation to combine or arrange orders so as to obtain reduced charges unless otherwise required under federal securities law.  The Adviser may use, subject to such procedures as may be adopted by the Directors, affiliates of the Adviser as brokers to effect securities transactions for the Company, and the Company may pay such commissions to such brokers in such amounts as are permissible under applicable law.

In addition, the Adviser shall reasonably cooperate with the Company’s Chief Compliance Officer (the “CCO”) in respect of the CCO’s initial and periodic reviews of those aspects of the Adviser’s compliance program relevant to the Company and provide prompt reporting to the CCO of material compliance matters relevant thereto (as the same are defined for purposes of Rule 38a-1 under the Investment Company Act).

3.        Reports by Company to Adviser.  The Company shall, from time to time, furnish or otherwise make available to the Adviser such financial reports, proxy statements, policies and procedures and other information relating to the business and affairs of the Company as the Adviser may reasonably require in order to discharge its duties and obligations hereunder.

4.        Expenses.

  (a)           The Adviser shall bear the cost of rendering the services to be performed by it under this Agreement, including the costs relating to maintaining such staff and employing or retaining such personnel and consulting with such other persons (including its affiliates) as may be necessary to render the services to be provided hereunder.

  (b)           The Company shall assume and pay or cause to be paid all expenses of the Company not expressly assumed by the Adviser under this Agreement, including, without limitation: fees paid directly or indirectly to sub-advisers; all expenses directly related to the Company’s investment programs, including, but not limited to, indirect expenses of Portfolio Funds as well as brokerage commissions, research fees, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased, custodial fees, margin fees, transfer taxes and premiums, taxes withheld on non-U.S. dividends; all costs and expenses associated with the organization and registration of the Company, including certain offering costs and the costs of complying with any applicable federal or state laws; attorneys’ fees and disbursements associated with updating the Company’s Registration Statement and subscription documents (the “Offering Materials”); the costs of printing the Offering Materials; the costs of distributing the Offering Materials to prospective investors; and attorneys’ fees and disbursements associated with the review of subscription documents executed and delivered to the Company in connection with the offerings of interests in the Company; the costs and expenses of holding any meetings of members of the Company; fees and disbursements of any attorneys, accountants, auditors and other consultants and professionals engaged on behalf of the Company; fees of custodians and other persons providing custodial, administrative, recordkeeping and other services to the Company; the costs of a fidelity bond and any liability insurance obtained on behalf of the Company; all expenses of computing the Company’s net asset value, including any equipment or services obtained for these purposes; costs and expenses of any CCO for the Company designated pursuant to Rule 38a-1 under the Investment Company Act; and all charges for equipment or services used in communicating information regarding the Company’s transactions among the Adviser and any sub-adviser, custodian or other agent engaged by the Company; and any extraordinary expenses, including indemnification expenses as provided for in the Company’s LLC Agreement.

5.            Compensation to the Adviser.

(a)           Management Fee:  In consideration of the services provided by the Adviser under this Agreement, the Company agrees to pay the Adviser a management fee (the “Management Fee”) computed and accrued monthly at the annual rate of 1.00% of the net asset value of the Company determined as of the last business day of the month (before repurchases of shares and the deduction of management fees or performance fees).

(b)           Performance Fee.  The Adviser shall have the right to receive from the Company an amount equal to, with respect to an Allocation Period, 5% of the excess if any of (i) the sum of Net Gains and Net Losses for such Allocation Period over (ii) the balance of the Company Loss Recovery Account as of the close of such Allocation Period (the “Performance Fee”).  “Allocation Period”, “Net Gains”, “Net Losses” and “Company Loss Recovery Account” are defined in Appendix A to this Agreement.

6.            Standard of Care and Liability.  The Adviser shall perform its duties under this Agreement using its best judgment and efforts.  In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties under this Agreement, neither the Adviser nor any of its shareholders, directors, officers, employees or agents, nor any of their affiliates, executors, heirs, assigns, successors or other legal representatives (collectively, the “Affiliates”) shall be liable to the Company for any error of judgment, mistake of law, or any act or omission by any such person relating to the services to be provided hereunder.

7.            Indemnification.

(a)           To the fullest extent permitted by law, the Company shall indemnify the Adviser, or any shareholder, director, officer, employee or agent of the Adviser and any of their Affiliates (each an “Indemnified Person”) against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, reasonable attorneys’ fees and disbursements, resulting in any way from the performance or non-performance of any Indemnified Person’s duties in respect of the Company, except from any such costs, losses, claims, damages or liabilities resulting from willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties under this Agreement on the part of the Indemnified Person (“Disabling Conduct”).  An Indemnified Person shall be entitled to indemnification hereunder upon a determination made in the following manner: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Indemnified Person was not liable by reason of Disabling Conduct; or (ii) a reasonable determination, based upon a review of the facts and reached by competent legal counsel selected by the Directors and set forth in writing, that the Indemnified Person is entitled to indemnification hereunder.  The Company shall advance to an Indemnified Person (to the extent the Company has funds available and without incurring borrowing expenses for such purpose) reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action or proceeding arising out of such performance or non-performance.  The Adviser agrees, and each other Indemnified Person shall agree as a condition of any such advance, to reimburse the Company for such advance if it is determined, as provided in this paragraph, that the Indemnified Person was not entitled to indemnification hereunder.

(b)           Notwithstanding anything to the contrary set forth above, the provisions of this Section 7 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under the federal securities laws) to the extent that such liability may not be waived, limited or modified under applicable law or that such indemnification would be in violation of applicable law.  The provisions of this Section 7, however, shall be construed to effectuate its purpose to the fullest extent permitted by law.

8.            Liabilities.  The parties to this Agreement agree that the obligations of the Company under this Agreement shall not be binding upon any of the members of the Company or any officers, employees or agents, whether past, present or future, of the Company, individually, but are binding only upon the assets and property of the Company.

9.            Independent Contractor.  Nothing contained in this Agreement shall prevent the Adviser or any affiliated person of the Adviser from acting as investment adviser or manager for any other person, firm or corporation and, except as required by applicable law (including Rule 17j-1 under the Investment Company Act), shall not in any way bind or restrict the Adviser or any such affiliated person from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom they may be acting.  Nothing in this Agreement shall limit or restrict the right of any member, officer or employee of the Adviser (or its affiliates) to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business whether of a similar or dissimilar nature.

10.           Term.  This Agreement shall become effective as of the 19th day of March 2010, and shall remain in effect for an initial two (2) year term, unless sooner terminated as hereinafter provided.  Thereafter, this Agreement shall continue in effect from year to year as to the Company if such continuation is approved annually by the Directors (including a majority of the Directors who are neither “interested persons” of a party to this Agreement nor themselves a party hereto) by vote cast in person at a meeting called for the purpose of voting on such approval.

11.           Termination.  (a) This Agreement may be terminated without penalty as to the Company by the Directors or by the vote of a majority of the outstanding voting securities of the Company upon sixty (60) days’ prior written notice to the Adviser, or by the Adviser upon sixty (60) days’ prior written notice to the Company.

(b)           This Agreement shall automatically terminate in the event of its assignment (as defined for purposes of Section 15 of the Investment Company Act) if consent to such assignment is not obtained in accordance with Section 12.

12.           Transfer, Assignment.  This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged without the affirmative vote or written consent of the holders of a majority of the outstanding voting securities of the Company.

13.           Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

14.           Definitions.  The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the Investment Company Act.

15.           Captions.  The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

16.           Amendments.  This Agreement may be amended only by the written agreement of the parties.

17.           Governing Law.  This Agreement shall be construed in accordance with the laws of the State of New York.

18.           Notices.  Any notice under this Agreement shall be given in writing and shall be deemed to have been duly given when delivered by hand, on the date indicated as the date of receipt on a return receipt, or at time of receipt if sent to the other party at the principal office of such party by regular mail, commercial courier service, telex or telecopier.

19.           Use of Name “Cadogan”.

The Adviser hereby grants to the Company a royalty-free, non-exclusive license to use the name “Cadogan” in the name of the Company for the duration of this Agreement and any extensions or renewals thereof.  Such license may, upon termination of this Agreement, be terminated by the Adviser, in which event the Company shall promptly take whatever action may be necessary to change its name and discontinue any further use of the name “Cadogan” in the name of the Company or otherwise.  The name “Cadogan” may be used or licensed by the Adviser in connection with any of its activities, or licensed by the Adviser to any other party.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

CADOGAN OPPORTUNISTIC ALTERNATIVES FUND, LLC

By:	/s/ Matthew Jenal
	Name:	Matthew Jenal
	Title:	Director & Treasurer

CADOGAN MANAGEMENT, LLC

By:	/s/ Hirsh Aronowitz
	Name:	Hirsh Aronowitz
	Title:	Chief Operating Officer

Appendix A

Cadogan Management, L.L.C. shall be accrued as of the end of each Allocation Period the Performance Fee determined with respect to each such Allocation Period.  In the interim, the Performance Fee shall be accrued independently for each Fiscal Period.

For purposes of this Appendix, the following terms have the following meanings:

“Allocation Period” means the calendar year or, with respect to the calendar year in which the Company liquidates, the period beginning on January 1 and ending upon completion of the liquidation of the Company.

“Company Loss Recovery Account” means a memorandum account maintained on the Company’s books and records the balance of which, as of the date hereof, shall equal $____________.  The Company Loss Recovery Account shall be adjusted as of the close of each Fiscal Period (prior to the determination of any Performance Fee as of each such date) by (i) increasing the Company Loss Recovery Account by any Net Loss for such Fiscal Period and (ii) decreasing the Company Loss Recovery Account by any Net Gain for such Fiscal Period.  The Company Loss Recovery Account also shall be adjusted by (i) increasing the Company Loss Recovery Account as of any purchase of Shares, such that the ratio represented by the Company Loss Recovery Account divided by the total number of Shares outstanding, measured immediately after any such purchase, is the same as the corresponding ratio measured immediately prior to the purchase and (ii) decreasing the Company Loss Recovery Account as of any repurchase of Shares, such that the ratio represented by the Company Loss Recovery Account divided by the total number of Shares outstanding, measured immediately after any such repurchase, is the same as the corresponding ratio measured immediately prior to the repurchase.   Notwithstanding the operation of the preceding two sentences, the balance of the Company Loss Recovery Account cannot be less than zero as of the close of any Allocation Period (i.e., while the Company Loss Recovery Account can be below zero as of the close of any Fiscal Period that is not also the close of an Allocation Period, if the Company Loss Recovery Account would otherwise be less than zero as of the close of an Allocation Period, the Company Loss Recovery Account shall be zero as of such time).

“Fiscal Period” means the calendar month or, with respect to the calendar month in which the Company liquidates, the period beginning on the first day of that calendar month and ending upon completion of the liquidation of the Company.

“Net Assets” means the total value of all assets of the Company, less an amount equal to all accrued debts, liabilities and obligations of the Company, calculated before giving effect to any repurchases of Shares.

“Net Gain” means the excess, if any, of (i) the Net Assets of the Company as of the close of a Fiscal Period (decreased by amounts representing purchases of Shares during the Fiscal Period, increased by any distributions to Shareholders during the Fiscal Period and prior to reduction for any repurchases of Shares as of the close of such Fiscal Period) over (ii) the Net Assets of the Company at the beginning of such Fiscal Period.  For this purpose, Net Assets as of the close of a Fiscal Period takes into account accrued Management Fees for the Fiscal Period but does not take into account the accrual of any Performance Fee for such period.  Solely for purposes of calculating Net Gain during an Allocation Period, Net Gain means the sum of the Net Gains, if any, calculated for each Fiscal Period ending during such Allocation Period (i.e., in most cases, Net Gain for an Allocation Period can be expected to be equal to the sum of the Net Gain calculations as to each calendar month comprising the Allocation Period).

“Net Loss” means the excess, if any, of (i) the Net Assets of the Company at the beginning of a Fiscal Period over (ii) the Net Assets of the Company as of the close of such Fiscal Period (decreased by amounts representing purchases of Shares during the Fiscal Period, increased by any distributions to Shareholders during the Fiscal Period and prior to reduction for any repurchases of Shares as of the close of such Fiscal Period).  For this purpose, Net Assets as of the close of a Fiscal Period takes into account accrued Management Fees for the Fiscal Period but does not take into account the accrual of any Performance Fee for such period.  Solely for purposes of calculating Net Loss during an Allocation Period, Net Loss for the relevant Allocation Period means the sum of the Net Losses, if any, calculated for each Fiscal Period ending during such Allocation Period (i.e., in most cases, Net Loss for an Allocation Period can be expected to be equal to the sum of the Net Loss calculations as to each calendar month comprising the Allocation Period).

As used herein, the following terms have the meanings attributed to them in the Company’s LLC Agreement: “Loss Recovery Account,” “Member,” and “Shares.”